May 1, 2015

Mr. Michael Beer, President
Principal Funds, Inc.
Principal Financial Group
Des Moines, IA 50392-2080

Dear Mr. Beer:

Principal Management Corporation intends to purchase the following shares (the “Shares”):

Principal Variable Contracts Funds, Inc. -	Purchase Amount	Shares Purchased
Principal LifeTime 2020 Account - Class 2	$10,000	701.262
Principal LifeTime 2030 Account - Class 2	$10,000	778.210
Principal LifeTime 2040 Account - Class 2	$10,000	660.502
Principal LifeTime 2050 Account - Class 2	$10,000	673.854
Bond & Mortgage Securities Account - Class 2	$10,000	860.585
International Emerging Markets Account - Class 2	$10,000	597.370
LargeCap S&P 500 Index Account - Class 2	$10,000	663.570
LargeCap Growth Account I - Class 2	$10,000	330.033
LargeCap Value Account - Class 2	$10,000	292.056

Each share of the Principal LifeTime 2020 Account has a par value of $0.01 and a price of $14.26 per share. Each share of the Principal LifeTime 2030 Account has a par value of $0.01 and a price of $12.85 per share. Each share of the Principal LifeTime 2040 Account has a par value of $0.01 and a price of $15.14 per share. Each share of the Principal LifeTime 2050 Account has a par value of $0.01 and a price of $14.84 per share. Each share of the Bond & Mortgage Securities Account has a par value of $0.01 and a price of $11.62 per share. Each share of the International Emerging Markets Account has a par value of $0.01 and a price of $16.74 per share. Each share of the LargeCap S&P 500 Index Account has a par value of $0.01 and a price of $15.07 per share. Each share of the LargeCap Growth Account I has a par value of $0.01 and a price of $30.30 per share. Each share of the LargeCap Value Account has a par value of $0.01 and a price of $34.24 per share. In connection with such purchase, Principal Management Corporation represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL MANAGEMENT CORPORATION

BY __/s/ Adam U. Shaikh_____
Adam U. Shaikh
Counsel